Exhibit 10.1

SEQUA CORPORATION

2007 LONG-TERM STOCK INCENTIVE PLAN

RESTRICTED SHARE AGREEMENT

NAME                                                 NUMBER OF SHARES                       GRANT DATE

Martin Weinstein                                   50,000                                                   May 3, 2007

This Agreement confirms the grant to you on the grant date set forth above (the “Grant Date”) of 50,000 shares of Class A Common Stock of Sequa Corporation (the “Company”) under the Company’s 2007 Long-Term Stock Incentive Plan (the “Plan”), a copy of which has been delivered to you and is made a part hereof, upon the following terms and conditions and the terms and conditions of the Plan.  The terms used in this Agreement shall have the same meaning as in the Plan, unless the context requires otherwise, and except that “Restricted Shares” shall refer only to the shares granted pursuant to this Agreement.

Shares - Restricted Shares shall be registered in your name, but shall be retained by the Company during the Restricted Period.  The “Restricted Period” with respect to any Restricted Shares shall be the period beginning on the Grant Date and ending on the date that the restrictions on such Restricted Shares lapse pursuant to Section 4 or Section 5 below.

Rights as Shareholders - During the Restricted Period you shall have all the rights of a shareholder of the Company with respect to the Restricted Shares, including the right to receive dividends and the right to vote such shares.

Notwithstanding the foregoing, any shares of Common Stock receivable by you as a result of a stock split, stock dividend or distribution with respect to the Restricted Shares will be subject to the restrictions set forth in this Agreement as if the shares of Common Stock so dividended or distributed were part of the original grant of Restricted Shares.

Non-transferable - You may not sell, transfer, assign, pledge, or otherwise encumber or dispose of the Restricted Shares during the Restricted Period.

Restricted Period - The restrictions set forth in this Agreement shall lapse as follows: (i) as to 10,000 Restricted Shares on January 25, 2008, (ii) as to an additional 10,000 Restricted Shares on January 25, 2009, (iii) as to an additional 10,000 Restricted Shares on January 25, 2010, (iv) as to an additional 10,000 Restricted Shares on January 25, 2011, and (v) as to the remaining 10,000 Restricted Shares on January 25, 2012; provided, however, that the restrictions shall lapse with respect to Restricted Shares on any such vesting date only if you remain continuously in the employment of the Company through such vesting date (except as otherwise provided in Section 5 below) and the Company earns the minimum earnings per share (“EPS”) for the Company’s fiscal year ending immediately before such vesting date as established under the Company’s Management Incentive Bonus Plan for Corporate Executive Officers for the applicable fiscal year.  If the Company fails to earn such minimum EPS for the applicable fiscal year, the tranche of 10,000 Restricted Shares that could otherwise have vested with respect to that fiscal year shall be forfeited and the Company may take any action necessary to effect such forfeiture without any further notice to you.  By signing this Agreement, you and the Company acknowledge that the EPS for a fiscal year ordinarily will not be calculated until after the applicable vesting date following the end of such fiscal year so that the determination of whether the applicable tranche of Restricted Shares will vest or be forfeited will ordinarily not be made until after such vesting date.

Termination of Employment - Except as otherwise provided in the next sentence, in the event of the termination of your employment for any reason during the Restricted Period, all outstanding Restricted Shares subject to the restrictions imposed hereunder shall be forfeited and the Company may take any action necessary to effect such forfeiture without any further notice to you.  Notwithstanding the foregoing, the restrictions shall lapse on all outstanding Restricted Shares subject to the restrictions imposed hereunder in the event your employment is terminated by the Company without “Cause” pursuant to Section 5(d) of the Employment Agreement dated January 25, 2007 between you and the Company (the “Employment Agreement”) during the Restricted Period for such Restricted Shares or  your employment is terminated following a “Change of Control” as provided in Section 5(f) of the Employment Agreement during the Restricted Period for such Restricted Shares.  In the event the restrictions lapse on such Restricted Shares pursuant to the preceding sentence, such Restricted Shares shall be transferred back to the Company, and you will receive in exchange therefor the cash equivalent Fair Market Value of such shares calculated as of the date of termination of your employment.

Payment of Restricted Shares - Upon the lapse of the restrictions on any Restricted Shares, the certificate(s) evidencing the Restricted Shares as to which the restrictions have lapsed pursuant to Section 4 or Section 5 above shall be delivered to you.

Withholding - The Company, if required, will withhold taxes on any income as a result of the earning of Restricted Shares or will take a cash payment from you for the withholding.  The Company will permit you to elect whether to pay cash to cover the withholding or have shares withheld to cover the withholding.

Miscellaneous - This Agreement (a) shall be binding upon and inure to the benefit of any successor of the Company; (b) shall be governed by the laws of the State of Delaware, and any applicable laws of the United States; and (c) may not be amended except in writing; and this grant shall in no way affect your participation or benefits under any other plan or benefit program maintained or provided by the Company.  In the event of a conflict between this Agreement and the Plan, the Plan shall govern.

Compliance with Applicable Law - Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares to be delivered pursuant to this grant, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws and regulations of governmental authority.  The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law or regulation.

Additional Grants of Restricted Shares.  In accordance with Section 4(e) of the Employment Agreement, commencing on January 25, 2008 and on each anniversary thereafter, the Company shall grant to you, if you are employed at the Company at such time, an additional 10,000 shares of restricted stock (subject to availability under the Plan), such grant to be in substantially the same form as this restricted share agreement.

By signing this Agreement, you and the Company acknowledge that this Agreement reflects, and is consistent with, the terms of Section 4(e) of the Employment Agreement.

                                                                        SEQUA CORPORATION

                                                                        By:  /s/ John J. Dowling III

                                                                                John J. Dowling III

                                                                                Senior Vice President, Legal

Accepted:

/s/ Martin Weinstein

Martin Weinstein

Date:  May 18, 2007

Witness: /s/ Anne Rega

Date:  May 18, 2007